Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GCI Liberty, Inc.:

We consent to the incorporation by reference in the following registration statements of GCI Liberty, Inc. of our reports dated February 26, 2020, with respect to the consolidated balance sheets of GCI Liberty, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of GCI Liberty, Inc.
Our report dated February 26, 2020, on the consolidated financial statements, refers to a change in the method of accounting for leases.
Our report dated February 26, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that GCI Liberty, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified at GCI Holdings, a wholly-owned subsidiary, and included in management’s assessment related to:

•	Insufficient staffing and training of certain control operators;

•
Inadequate assessment of financial reporting risks, which in turn contributed to reliance on business process controls that were not designed and operating effectively to adequately mitigate existing risks;

•	Breakdowns in communication of expectations and prioritization of control execution to certain control operators;

•	Lack of accountability for effective control operation; and

•	Insufficient monitoring activities to ensure that the components of internal control are present and functioning.

As a consequence, the information technology general controls around access to financially relevant systems were not consistently operating effectively to ensure that access to data and applications was adequately restricted to appropriate personnel. Additionally, certain business process controls were not appropriately designed to be responsive to existing risks, nor were they consistently operating effectively.

Description	Registration Statement No.	Description
S-8	333-223667	GCI Liberty, Inc. Transitional Stock Adjustment Plan
S-8	333-223668	GCI 401(k) Plan
S-8	333-224896	GCI Liberty, Inc. 2018 Omnibus Incentive Plan
S-8	333-229983	GCI Liberty, Inc. 2018 Omnibus Incentive Plan

/s/ KPMG LLP

Denver, Colorado
February 26, 2020